THIS EXCHANGE OFFER IS MADE PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(A)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ADHEREX TECHNOLOGIES INC.

OFFER LETTER

OFFER TO EXCHANGE

WARRANTS TO PURCHASE COMMON SHARES DATED APRIL 30, 2010
WARRANTS TO PURCHASE COMMON SHARES DATED MARCH 29, 2011

JUNE 30, 2014

THE OFFER PERIOD, AS WELL AS YOUR RIGHT TO WITHDRAW A PREVIOUSLY DELIVERED ELECTION TO PARTICIPATE IN THE EXCHANGE, WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON JULY 29, 2014, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF ELIGIBLE WARRANTS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF ELIGIBLE WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

Adherex Technologies Inc. (the “Company” or “Adherex”) is making an exchange offer to all holders of:

•	outstanding common share purchase warrants of the Company originally issued on or about April 30, 2010 with an original exercise price of CAD$0.08 per share of Common Stock (defined below) (the “2010 Warrants”); and

•	outstanding common share purchase warrants of the Company originally issued on or about March 29, 2011 with an original exercise price of CAD$0.08 (the “2011 Warrants” and, together with the 2010 Warrants, the “Eligible Warrants”).

As a result of the one-for-eighteen reverse split of the Company’s common shares (“Common Stock”) that occurred on August 25, 2011, each eighteen (18) Eligible Warrants entitle the holder thereof to purchase one (1) share of Common Stock at an exercise price of CAD $1.44 per share. The 2010 Warrants have an expiry date of April 30, 2015 and the 2011 Warrants have an expiry date of March 30, 2016.

General Terms of Exchange Offer

Upon the terms and conditions in this Offer Letter and the related Letter of Transmittal (which together constitute the “Offer”), the Company is making an offer to all holders of Eligible Warrants during the Offer Period (defined below) to exchange one-hundred eighty (180) Eligible Warrants (which, if exercised under their current terms, would be exercisable for ten (10) shares of Common Stock at an exercise price of CAD$1.44 per share) for one (1) new warrant to purchase one (1) share of Common Stock at an exercise price of US$0.50 per share (“New Warrants”). The “Offer Period” is the period commencing on June 30, 2014 and ending at 5:00 p.m., Eastern Time, on July 29, 2014, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Other than described above, the New Warrants will have the same terms as the Eligible Warrants that are exchanged. Accordingly, any exchanged 2010 Warrants will continue to have an expiry date of April 30, 2015, and any exchanged 2011 Warrants will continue to have an expiry date of March 30, 2016.

Securities Act Exemption and Restrictions

2010 Warrants

Neither the 2010 Warrants nor the shares of Common Stock issuable upon exercise of the 2010 Warrants have been registered under the Securities Act of 1933, as amended (the “Securities Act”). Therefore, the 2010 Warrants and the shares of Common Stock issuable upon exercise of the 2010 Warrants are “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. The 2010 Warrants are not listed on any securities exchange.

2011 Warrants

The original issuance of the 2011 Warrants was registered under the Securities Act pursuant to the Company’s registration statement on Form S-1 (File No. 333-170570) (as amended and supplemented, the “2011 Warrant Registration Statement”). The shares of Common Stock issuable upon the exercise of 2011 Warrants are also currently registered under the Securities Act pursuant to the 2011 Warrant Registration Statement. The 2011 Warrants are listed on the Toronto Stock Exchange (the “TSX”) and trade under the symbol AHX.WT.

New Warrants

The New Warrants issued pursuant to the Offer will be issued in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) of the Securities Act (“Section 3(a)(9)”). Pursuant to exemption provided by Section 3(a)(9), the New Warrants will be subject to the same Securities Act restrictions that apply to the Eligible Warrants that are exchanged for New Warrants. As such, New Warrants issued in exchange for 2011 Warrants will be deemed to have been registered to the same extent as if they had been issued pursuant to the 2011 Warrant Registration Statement. On the other hand, New Warrants issued in exchange for 2010 Warrants will remain “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. For purposes of the exemption from registration provided by Rule 144 under the Securities Act (“Rule 144”), holders of Eligible Warrants that receive New Warrants pursuant to the Offer are permitted to “tack” their holding period of the exchanged Eligible Warrants for purposes of determining their holding period of the New Warrants.

The Company does not anticipate that the New Warrants will be listed on any securities exchange.

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The issuance of Common Stock upon exercise of the New Warrants is not registered under the Securities Act. Although it may elect to do so in the future, the Company has no present intention of filing a registration statement under the Securities Act covering shares of Common Stock issuable upon exercise of the New Warrants. As such, shares issued upon exercise of the New Warrants will be “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement (which, as noted above, is not anticipated at this time) or an exemption from registration under the Securities Act. In addition, because the New Warrants (like the Eligible Warrants) do not provide for “cashless” or “net issue” exercise, for purposes of the exemption from registration provided by Rule 144, the holding period for shares of Common Stock issued upon exercise of New Warrants will begin on the date of exercise (i.e., “tacking” of the holding period during which the holder held the New Warrant prior to exercise is not permitted). In considering whether to participate in the Offer, holders of 2011 Warrants should note that (as described under the caption “2011 Warrants” above) shares of Common Stock issuable upon the exercise of 2011 Warrants are currently registered under the Securities Act pursuant to the 2011 Warrant Registration Statement and that a holder of 2011 Warrants will lose the benefit of such registration if they exchange 2011 Warrants for New Warrants.

A holder of Eligible Warrants may tender as few or as many Eligible Warrants as the holder elects. No fractional New Warrants will be issued. Eligible Warrants may only be exchanged for a whole amount of New Warrants, except where tender by a holder of all Eligible Warrants would not result in a whole amount of New Warrants, in which case, the amount of New Warrants to be issued will be rounded down to the nearest whole number. Holders are also entitled to exercise their Eligible Warrants on a cash basis during the Offer Period in accordance with the terms of the Eligible Warrants.

If you elect to tender Eligible Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you wish to exercise your Eligible Warrants on a cash basis in accordance with their terms, please follow the instructions for exercise included in your Eligible Warrants.

If you tender Eligible Warrants, you may withdraw your tendered Eligible Warrants before the Expiration Date and retain them on their terms by following the withdrawal instructions herein.

Investing in the New Warrants involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Eligible Warrants in the Offer.

The Offer will commence on June 30, 2014 (the date the materials relating to the Offer are first sent to Eligible Warrant holders) and end on the Expiration Date.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Eligible Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ELIGIBLE WARRANTS. EACH HOLDER OF ELIGIBLE WARRANTS MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS ELIGIBLE WARRANTS.

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IMPORTANT PROCEDURES

If you want to tender some or all of your Eligible Warrants, you must do one of the following before the Expiration Date:

•	if your Eligible Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Eligible Warrants for you; or

•	if you hold Eligible Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, your original Eligible Warrants and any other documents required by the Letter of Transmittal to Olympia Transfer Services Inc., the Company’s transfer agent (“Olympia” or the “Transfer Agent”); or

•	if you are an institution participating in The Depository Trust Company (“DTC”), tender your Eligible Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Eligible Warrants, but:

•	your original Eligible Warrants are not immediately available or cannot be delivered to the Transfer Agent; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Transfer Agent before the expiration of the Offer,

then you can still tender your Eligible Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR ELIGIBLE WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

ELIGIBLE WARRANTS NOT EXCHANGED FOR NEW WARRANTS WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS AND OTHERWISE REMAIN SUBJECT TO THEIR CURRENT TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER TO EXCHANGE THE ELIGIBLE WARRANTS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

If you have any questions or need assistance, you should contact the Transfer Agent at Olympia Transfer Services Inc., 8 FL., 100 University Avenue, Toronto, Ontario M5J 2Y1, (416) 364-8081, or cssinquiries@olympiatrust.com. You may request additional copies of this Offer Letter or the Letter of Transmittal from the Company or the Transfer Agent.

Holders of Eligible Warrants who do not wish to participate in the Offer do not need to take any additional action.

*               *              *

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Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” “Adherex” or the “Company” refer to Adherex Technologies Inc. An investment in the New Warrants involves risks. You should carefully consider the information provided under the heading “Forward-Looking Statements; Risk Factors” beginning on page 17.

SUMMARY

The Company	Adherex Technologies Inc. Our principal offices are located at PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, North Carolina.

Eligible Warrants

As of June 30, 2014, the Company had 324,624,842 Eligible Warrants outstanding, comprised of 240,066,666 2010 Warrants and 84,558,176 2011 Warrants.

As a result of the one-for-eighteen reverse split of the Company’s Common Stock that occurred on August 25, 2011, each eighteen (18) Eligible Warrants entitle the holder thereof to purchase one (1) share of the Company’s Common Stock at an exercise price of CAD $1.44 per share.

By their terms, the 2010 Warrants will expire on April 30, 2015, and the 2011 Warrants will expire on March 29, 2016.

Market Price of the Eligible Warrants

The 2011 Warrants are listed on the TSX and trade under the symbol AHX.WT. On June 26, 2014, the last reported sales price for one 2011 Warrant was CAD$0.015.

The 2010 Warrants are not listed on any securities exchange and, as a result, there is no determinable market price for the 2010 Warrants.

The Offer	Until the Expiration Date, holders of Eligible Warrants can tender one-hundred eighty (180) Eligible Warrants in exchange for one (1) New Warrant.

Reasons for the Offer	The Offer is being made to all holders of outstanding Eligible Warrants. As previously disclosed, the Company agreed to the Offer as part of the Company’s November 15, 2013 private placement. The purpose of the Offer is to reduce the number of shares of Common Stock that would become outstanding upon the exercise of Eligible Warrants. See Section 5.b., “Background and Purpose of the Offer—Establishment of Offer Terms; Purpose of the Offer; Approval of the Offer.”

Expiration Date of the Offer	5:00 p.m., Eastern Time, on July 29, 2014, or such date on which we may extend the Offer. All Eligible Warrants and related paperwork must be received by the Transfer Agent by this time, as instructed herein. See Section 10, “Extensions; Amendments; Conditions; Termination.”

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Withdrawal Rights	If you tender your Eligible Warrants and change your mind, you may withdraw your tendered Eligible Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein. See Section 3, “Withdrawal Rights.”

Participation by Officers and Directors	Mr. Raykov, Chief Executive Officer, Chairman of the Board and a director of the Company, owns 1,200,000 2011 Warrants (representing approximately 0.37% of the Eligible Warrants). As of the date of this Offer Letter, Mr. Raykov does not intend to participate in the Offer, but reserves the right to do so at his election. To the Company’s knowledge, other than Mr. Raykov, no director or officer of the Company owns any Eligible Warrants or is eligible to participate in the Offer. See Section 5.c., “Background and Purpose of the Offer—Interests of Directors and Officers and the Company.”

Conditions of the Offer	There are no conditions to the Offer, except in the event of an order, injunction or other determination of a court or regulatory authority that prohibits or delays the Offer. See Section 10, “Extensions; Amendments; Conditions; Termination.”

Fractional New Warrants	A holder of Eligible Warrants may tender as few or as many Eligible Warrants as the holder elects. No fractional New Warrants will be issued. Eligible Warrants may only be exchanged for a whole amount of New Warrants, except where tender by a holder of all Eligible Warrants would not result in a whole amount of New Warrants, in which case, the amount of New Warrants to be issued will be rounded down to the nearest whole number. Holders are also entitled to exercise their Eligible Warrants on a cash basis during the Offer Period in accordance with the terms of the Eligible Warrants. See Section 1, “General Terms.”

No Board of Directors’ Recommendation	Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees makes any recommendation as to whether to tender Eligible Warrants. You must make your own decision as to whether to tender some or all of your Eligible Warrants. See Section 1.c., “General Terms—Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Eligible Warrants	To tender your Eligible Warrants, you must complete the actions described herein under Section 2 before the Expiration Date.

Further Information	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, the Letter of Transmittal or other materials, in writing, to the Transfer Agent at Olympia Transfer Services Inc., 8 FL., 100 University Avenue, Toronto, Ontario M5J 2Y1. See Section 13, “Additional Information; Miscellaneous.”

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THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to herein.

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Eligible Warrants to tender Eligible Warrants in exchange for New Warrants. For every one-hundred eighty (180) Eligible Warrants tendered, the holder will receive one New Warrant. A holder of Eligible Warrants may tender as few or as many Eligible Warrants as the holder elects. No fractional New Warrants will be issued. Eligible Warrants may only be exchanged for a whole amount of New Warrants, except where tender by a holder of all Eligible Warrants would not result in a whole amount of New Warrants, in which case, the amount of New Warrants to be issued will be rounded down to the nearest whole number. Holders are also entitled to exercise their Eligible Warrants on a cash basis during the Offer Period in accordance with the terms of the Eligible Warrants.

You may tender some or all of your Eligible Warrants on these terms. If you elect to tender Eligible Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Eligible Warrants, you may withdraw your tendered Eligible Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

a.	Period of Offer

The Offer will only be open for a period beginning on June 30, 2014 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

b.	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Eligible Warrants pursuant to the terms of the Offer. Holders are also entitled to exercise their Eligible Warrants on a cash basis during the Offer Period in accordance with the terms of the Eligible Warrants.

c.	Approval of the Offer; No Recommendation; Holder’s Own Decision

Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees makes any recommendation as to whether to tender Eligible Warrants. You must make your own decision as to whether to tender some or all of your Eligible Warrants.

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d.	Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	Procedure for Tendering eligible Warrants

a.	Proper Tender of Eligible Warrants

To tender Eligible Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, must be received by the Transfer Agent at its address set forth on the last page of this document prior to the Expiration Date. Delivery to the Transfer Agent must be made by courier or registered mail.

In the Letter of Transmittal, the tendering Eligible Warrant holder must set forth: (i) the name and address of the registered holder; (ii) the number of Eligible Warrants tendered; and (iii) the address to which the New Warrant should be delivered.

A tender of Eligible Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND ELIGIBLE WARRANTS, MUST BE MADE TO THE TRANSFER AGENT.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE TRANSFER AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. A holder of Eligible Warrants desiring to tender Eligible Warrants previously through DTC should contact the DTC participant through which such holder holds his, her or its Eligible Warrants.

ELIGIBLE WARRANTS HELD IN STREET NAME. If Eligible Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Eligible Warrants on your behalf.

Unless the Eligible Warrants being tendered are delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of New Warrants upon tender of Eligible Warrants will be made only against the valid tender of Eligible Warrants.

GUARANTEED DELIVERY. If you want to tender your Eligible Warrants pursuant to the Offer, but (i) your Eligible Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Transfer Agent prior to the Expiration Date, you can still tender your Eligible Warrants, if all the following conditions are met:

•	the tender is made by or through an Eligible Institution;

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•	the Transfer Agent receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed notice of guaranteed delivery (with signatures guaranteed by an Eligible Institution); and

•	the Transfer Agent receives, within three TSX trading days after the date of its receipt of the notice of guaranteed delivery:

o	the certificates for all tendered Eligible Warrants, or confirmation of receipt of the Eligible Warrants pursuant to the procedure for book-entry transfer as described above, and

o	a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In any event, the issuance of New Warrants for Eligible Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Transfer Agent of Eligible Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

b.	Conditions of the Offer

There are no conditions to the Offer, except in the event of an order, injunction or other determination of a court or regulatory authority that prohibits or delays the Offer. In the event that the Offer is terminated, all Eligible Warrants tendered by an Eligible Warrant holder in connection with the Offer will be returned to such Eligible Warrant holder and the Eligible Warrants will expire in accordance with their terms and will otherwise remain subject to their original terms.

c.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Eligible Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Eligible Warrants that it determines are not in proper form or reject tenders of Eligible Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Eligible Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

The tender of Eligible Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Eligible Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

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3.	WITHDRAWAL RIGHTS

Tenders of Eligible Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Eligible Warrants tendered and tenders of such Eligible Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Eligible Warrants may also be withdrawn if the Company has not accepted the Eligible Warrants for exchange by August 26, 2014 (which is the 40th business day after the initial commencement of the Offer).

To be effective, a written notice of withdrawal must be timely received by the Transfer Agent at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Eligible Warrants for which tenders are to be withdrawn and the number of Eligible Warrants to be withdrawn. If the Eligible Warrants to be withdrawn have been delivered to the Transfer Agent, a signed notice of withdrawal must be submitted to the Transfer Agent prior to release of such Eligible Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Eligible Warrant holder). Withdrawal may not be cancelled, and Eligible Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Eligible Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Eligible Warrants desiring to withdraw tendered Eligible Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Eligible Warrants.

A holder who tendered his, her or its Eligible Warrants other than through DTC should send written notice of withdrawal to the Transfer Agent specifying the name of the Eligible Warrant holder who tendered the Eligible Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Eligible Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Eligible Warrant tender will be effective upon receipt of the notice of withdrawal by the Transfer Agent. Selection of the method of notification is at the risk of the Eligible Warrant holder, and notice of withdrawal must be timely received by the Transfer Agent.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.	ACCEPTANCE OF ELIGIBLE WARRANTS AND ISSUANCE OF NEW WARRANTS

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Eligible Warrants validly tendered as of the Expiration Date. The New Warrants to be issued will be delivered promptly following the Expiration Date. In all cases, Eligible Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Transfer Agent of the tendered Eligible Warrants, either physically or through the book-entry delivery, and a properly completed and duly executed Letter of Transmittal.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Eligible Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Eligible Warrant holder of its non-acceptance prior to the Expiration Date.

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5.	BACKGROUND AND PURPOSE OF THE OFFER

a.	Information Concerning Adherex Technologies Inc.

The Company is a biopharmaceutical company focused on cancer therapeutics. We incorporated under the Canada Business Corporations Act (“CBCA”) in September 1996. Effective on August 25, 2011, the Company continued from the CBCA to the Business Corporations Act (British Columbia) (the “Continuance”), which Continuance was approved by the shareholders of the Company at the Company's June 2011 Annual and Special Meeting and by resolution of the Board of Directors on August 10, 2011. We have three wholly-owned subsidiaries: Oxiquant, Inc. and Adherex, Inc., both Delaware corporations, and Cadherin Biomedical Inc., a Canadian company. With the exception of Adherex Inc., all subsidiaries are inactive.

The Company’s principal executive offices are located at PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC. The Company’s telephone number is (919) 636-4530.

b.	Establishment of Offer Terms; Purpose of the Offer; Approval of the Offer

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 15, 2013, the Company agreed to the Offer as part of the Company’s November 15, 2013 private placement (the “November 2013 Financing”). On May 28, 2014, at the annual and special meeting of the shareholders, the Company’s shareholders authorized the Company to conduct the offer. The purpose of the Offer is to reduce the number of shares of Common Stock that would become outstanding upon the exercise of Eligible Warrants.

As of June 30, 2014, there were 240,066,666 2010 Warrants outstanding and 84,558,176 2011 Warrants outstanding. As a result of the one-for-eighteen reverse split of the Company’s Common Stock that occurred on August 25, 2011, each eighteen (18) Eligible Warrants entitle the holder thereof to purchase one (1) share of Common Stock at an exercise price of CAD $1.44 per share. The 2010 Warrants have an expiry date of April 30, 2015 and the 2011 Warrants have an expiry date of March 30, 2016.

Upon the terms and conditions of the Offer, the Company is making an offer to all holders of Eligible Warrants during the Offer Period to exchange one-hundred eighty (180) Eligible Warrants (which, if exercised under their current terms, would be exercisable for ten (10) shares of Common Stock at an exercise price of CAD$1.44 per share) for one (1) New Warrant to purchase one (1) share of Common Stock at an exercise price of US$0.50 per share. The Offer Period is commencing on June 30, 2014 and ending at 5:00 p.m., Eastern Time, on July 29, 2014, or such later date to which the Company may extend the Offer.

Other than described above, the New Warrants will have the same terms as the Eligible Warrants that are exchanged. Accordingly, any exchanged 2010 Warrants will continue to have an expiry date of April 30, 2015, and any exchanged 2011 Warrants will continue to have an expiry date of March 30, 2016.

As of June 30, 2014, there were 29,538,161 shares of Common Stock issued and outstanding. If all the 240,066,666 2010 Warrants outstanding as of June 30, 2014 were exercised, the total number of shares of Common Stock to be issued would be approximately 13,337,037, representing 31.11% of the Company’s current outstanding Common Stock after giving effect to such exercises of 2010 Warrants. If all the 2010 Warrants are exchanged for New Warrants, the number of shares of Common Stock to be issued upon exercise thereof would be approximately 1,333,704, representing 4.32% of the Company’s current outstanding Common Stock after giving effect to such exercises of New Warrants.

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If all the 84,558,176 2011 Warrants outstanding as of June 30, 2014 were exercised, the total number of shares of Common Stock to be issued would be approximately 4,697,676, representing 13.72% of the Company’s current outstanding Common Stock after giving effect to such exercises of 2011 Warrants. If all the 2011 Warrants are exchanged for New Warrants, the Common Shares to be issued upon exercise thereof would be approximately 469,768, representing 1.57% of the Company’s current outstanding Common Stock after giving effect to such exercises of New Warrants.

The terms of the New Warrants were negotiated at arm’s length among the parties to the November 2013 Financing. At such time, the New Warrant exercise price of US$0.50 per share of Common Stock represented an approximate 63% premium on the TSX market price of the Common Stock. As of June 27, 2014, the exercise price of US$0.50 represents an approximate 60% discount on the TSX market price of the Common Stock of the Company.

As part of the November 2013 Financing, two of the Company’s largest shareholders, 683 Capital Management LLC (together with its associates “683 Capital”) and Southpoint Capital Advisors LP (together with its associates “Southpoint”), agreed to participate in the Offer and tender their respective Eligible Warrants for New Warrants. 683 Capital has agreed to exchange its 35,962,229 2011 Warrants for 199,790 New Warrants, and Southpoint has agreed to exchange its 158,496,000 2010 Warrants for 880,533 New Warrants.

c.	Interests of Directors and Officers and the Company

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is c/o Adherex Technologies Inc., PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC, and the telephone number for each such person is (919) 636-4530.

Name	Position

Dr. Khalid Islam	Director

Adrian Haigh	Director

Chris A. Rallis	Director

Rostislav Raykov	Director; Chairman of the Board; Chief Executive Officer

Steven D. Skolsky	Director

Krysia Lynes	Interim Chief Financial Officer

Mr. Raykov, Chief Executive Officer, Chairman of the Board and a director of the Company, owns 1,200,000 2011 Warrants (representing approximately 0.37% of the Eligible Warrants). As of the date of this Offer Letter, Mr. Raykov does not intend to participate in the Offer, but reserves the right to do so at his election. To the Company’s knowledge, other than Mr. Raykov, no director or officer of the Company owns any Eligible Warrants or is eligible to participate in the Offer.

Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees makes any recommendation as to whether to tender ELIGIBLE Warrants. You must make your own decision as to whether to tender some or all of your ELIGIBLE Warrants.

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6.	MARKET VALUE OF THE ELIGIBLE WARRANTS

The 2011 Warrants are listed on the TSX and trade under the symbol AHX.WT. On June 26, 2014, the last reported sales price for one 2011 Warrant was CAD$0.015.

The 2010 Warrants are not listed on any securities exchange and, as a result, there is no determinable market price for the 2010 Warrants.

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Eligible Warrants for New Warrants, there is no source of funds or other cash consideration being paid by the Company to those tendering Eligible Warrants. We will use our existing funds to pay expenses associated with the Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below, as set forth in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and as set forth in the warrant agreements between the Company and the holders of the Eligible Warrants respecting the Eligible Warrants, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Company’s outstanding securities.

Exchange Agreements

Pursuant to a written undertaking, dated November 14, 2013, 683 Capital agreed, among other things, to participate in the Offer and tender its Eligible Warrants for New Warrants.

Pursuant to a written undertaking, dated November 14, 2013, Southpoint agreed, among other things, to participate in the Offer and tender its Eligible Warrants for New Warrants.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 is incorporated herein by reference and is available for review on the SEC’s website at www.sec.gov and on the Company’s website at www.adherex.com.

The book value of each share of Common Stock of the Company as of March 31, 2014, was negative US$0.148 per share (calculated using the book value as of March 31, 2014, divided by the number of outstanding shares of Common Stock as of March 31, 2014).

The Company had no revenue for the quarter ended March 31, 2014 or for the years ended December 31, 2013 and December 31, 2012. The Company also had no or nominal fixed charges during those periods.

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10.	EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Eligible Warrants. Material changes to information previously provided to holders of the Eligible Warrants in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Eligible Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

There are no conditions to the Offer, except in the event of an order, injunction or other determination of a court or regulatory authority that prohibits or delays the Offer. In the event that the Offer is terminated, all Eligible Warrants tendered by an Eligible Warrant holder in connection with the Offer will be returned to such Eligible Warrant holder and the Eligible Warrants will expire in accordance with their terms and will otherwise remain subject to their original terms.

If you tender your Eligible Warrants, you will be agreeing to subscribe for the New Warrants, pursuant to the terms and subject to the conditions described herein and in the Letter of Transmittal.

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11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations relating to (i) the exchange of Eligible Warrants for New Warrants pursuant to the Offer and (ii) the exercise and lapse of the New Warrants. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the Internal Revenue Service (“IRS”) and we cannot assure you that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Eligible Warrants, New Warrants or our Common Stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Eligible Warrants as compensation; holders that are not U.S. persons (as defined for U.S. federal income tax purposes); or investors who hold the Eligible Warrants and will hold the New Warrants as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Eligible Warrants and will hold the New Warrants and our Common Stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Eligible Warrants, the New Warrants or our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Eligible Warrants for New Warrants pursuant to the Offer, exercising the New Warrants and owning and disposing of shares of our Common Stock received upon exercise of the New Warrants. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

Each holder is urged to consult its tax advisor regarding the specific U.S. federal, state, local and foreign tax consequences of (i) the exchange of Eligible Warrants for New Warrants pursuant to the Offer and (ii) the exercise and lapse of the New Warrants.

U.S. Holders

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of an Eligible Warrant, New Warrant or our Common Stock, as applicable, and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

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If you are not a U.S. Holder, this subsection does not apply to you.

Exchange of Eligible Warrants for New Warrants Pursuant to the Offer

Although the matter is not entirely clear, we intend to take the position that an exchange of Eligible Warrants for New Warrants will constitute a recapitalization for U.S. federal income tax purposes. If this position is correct, as is assumed for purposes of the remainder of this summary, (i) you will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of Eligible Warrants for New Warrants pursuant to the Offer, (ii) your tax basis in the New Warrants received will be equal to your tax basis in the Eligible Warrants exchanged therefor, and (iii) your holding period for the New Warrants received in the exchange generally will include the holding period for the Eligible Warrants.

If the IRS were to successfully assert that the exchange of your Eligible Warrants for New Warrants does not constitute a recapitalization for U.S. federal income tax purposes and instead constitutes a taxable transaction, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the New Warrants received and your tax basis in the Eligible Warrants. Such gain or loss would be capital gain or loss and would be long-term or short-term depending on whether the Eligible Warrants had been held for more than one year. The tax basis in the New Warrants received would be equal to the fair market value of the New Warrants on the date of the exchange, and the holding period of the New Warrants would begin on the day after the date of the exchange.

You are urged to consult your own tax advisor with respect to the U.S. federal income tax consequences of exchanging your Eligible Warrants for New Warrants.

Exercise or Lapse of New Warrants

The exercise of a warrant is generally not taxable for U.S. federal income tax purposes. When you exercise a New Warrant, the cost of the New Warrant will be added to your tax basis in the Common Stock acquired with the New Warrant. The holding period of our Common Stock received upon exercise of the New Warrant will begin on the day after the exercise of the New Warrant.

If you allow a New Warrant to expire or lapse without exercise, the New Warrant will be deemed for U.S. federal income tax purposes to be sold or exchanged on the date of expiration. Accordingly, you may generally claim a capital loss in the amount of the adjusted tax basis of the expired New Warrant. The capital loss will be treated as short-term or long-term depending on your holding period of the New Warrant. The capital loss will be long-term capital loss if, at the time of the expiration, your holding period of the New Warrant is more than one year. The deductibility of capital losses is subject to certain limitations.

12.	FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this report are based on information available to the Company as of the date hereof.

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An investment in our Common Stock, including securities (such as the Eligible Warrants and New Warrants) exercisable or convertible into our Common Stock, involves a significant risk of loss. You should carefully read this entire Offer Letter and should give particular attention to the following risk factors. You should recognize that other significant risks may arise in the future, which we cannot reasonably foresee at this time. Also, the risks that we now foresee might affect us to a greater or different degree than currently expected. There are a number of important factors that could cause our actual results to differ materially from those expressed or implied by any of our forward-looking statements in this report. These factors include, without limitation, the risk factors listed below and other factors presented throughout this Offer Letter and any other documents filed by us with the SEC, which can be accessed at www.sec.gov, and the Canadian securities regulators on SEDAR, which can be accessed at www.sedar.com. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the value of our Common Stock, Eligible Warrants, New Warrants and other securities exercisable or convertible into our Common Stock, could decline.

There is no guarantee that your decision whether to tender your Eligible Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a shareholder may be able to sell Eligible Warrants, New Warrants or shares of our Common Stock in the future following the completion of the Offer. If you choose to tender some or all of your Eligible Warrants in the Offer, certain future events may cause an increase in the value of our Common Stock and may result in a lower value realized now than you might realize in the future had you not agreed to exchange your Eligible Warrants. Similarly, if you do not tender your Eligible Warrants in the Offer, you will continue to bear the risk of ownership of your Eligible Warrants after the closing of the Offer, and there can be no assurance that you can sell your Eligible Warrants (or exercise them for Common Stock) in the future at a higher price than would have been obtained by participating in the Offer or at all. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

There will be limited liquidity for New Warrants, which may adversely affect the value of the New Warrants and you ability to transfer the New Warrants.

Holders of Eligible Warrants who tender their Eligible Warrants pursuant to the Offer will receive New Warrants that are not listed on TSX or any other securities exchange. The New Warrants will be subject to the same Securities Act restrictions that apply to the Eligible Warrants that are exchanged for New Warrants. The issuance of Common Stock upon exercise of the New Warrants is not registered under the Securities Act. Although it may elect to do so in the future, the Company has no present intention of filing a registration statement under the Securities Act covering shares of Common Stock issuable upon exercise of the New Warrants. As such, shares issued upon exercise of the New Warrants will be “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement (which, as noted above, is not anticipated at this time) or an exemption from registration under the Securities Act. See “Securities Act Exemption and Restrictions” on page 2 of this Offer Letter.

The trading market on the TSX for the 2011 Warrants may be adversely affected by 2011 Warrants exchanged pursuant to the Offer.

After the Offer Period, the 2011 Warrants will continue to be listed on the TSX. However, as a result of 2011 Warrants exchanged for New Warrants, the total number of 2011 Warrants outstanding will decrease, which could have a negative effect on the liquidity and trading of the 2011 Warrants. Of the 84,558,176 2011 Warrants outstanding as of June 30, 2014, 35,962,229 are held by 683 Capital. As discussed elsewhere in this Offer Letter, as part of the November 2013 Financing, 683 Capital has agreed to exchange all of its 2011 Warrants for New Warrants pursuant to the Offer.

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The Offer has not be evaluated by an independent financial advisor.

Although the terms of the warrant exchange were negotiated at arm’s length among the parties to the November 2013 Financing, we did not obtain a “fairness opinion” in connection with the Offer nor did we engage an independent financial advisor to assist us with our analysis and structuring of the Offer. In addition, the trading price of our Common Stock on the TSX was significantly lower in November 2013 when the terms of the Offer were agreed to among the parties to the November 2013 Financing.

The market price of our Common Stock will fluctuate, which may adversely affect Eligible Warrant holders who tender their Eligible Warrants for New Warrants.

The market price of our Common Stock will fluctuate between the date the Offer is commenced and the Expiration Date of the Offer. The Company does not intend to re-adjust the exchange ratio for Eligible Warrants based on any fluctuation in the value of our Common Stock.

The number of shares of Common Stock underlying the New Warrants will be less than the number of shares of Common Stock underlying the Eligible Warrants.

We are offering New Warrants for validly tendered Eligible Warrants. Although the exercise price of the New Warrants will be less than that of the Eligible Warrants, the number of shares of Common Stock underlying the New Warrants will be less than the number of shares of Common Stock underlying the Eligible Warrants. If you tender your Eligible Warrants and receive New Warrants, your equity interest in the company, on a fully-diluted basis, will be less than if you retained the Eligible Warrants.

No rulings or opinions have been received regarding the tax consequences of the Offer to holders of Eligible Warrants.

No ruling of any governmental authority and no opinion of counsel has been issued or rendered on the U.S. federal income tax consequences of (i) the exchange of Eligible Warrants for New Warrants pursuant to the Offer or (ii) the exercise and lapse of the New Warrants. Eligible Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2013, including any amendments thereto;

•	Our definitive Proxy Statement on Schedule 14A, filed with the SEC on May 6, 2014;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 15, 2014;

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•	Our Current Reports on Form 8-K filed with the SEC on June 3, 2014, June 2, 2014, April 29, 2014, April 23, 2014 and February 27, 2014.

•	The description of the Eligible Warrants on our Current Report on Form 8-K filed with the SEC on May 4, 2010 (2010 Warrants) and on our Annual Report on Form 10-K filed with the SEC on March 31, 2011 (2011 Warrants), including any amendments or reports filed for the purpose of updating this description; and

•	All documents subsequently filed with the SEC, between the date of this Offer and the Expiration Date. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

These filings, and the Company’s other annual, quarterly and current reports, its proxy statements and other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings are also available to the public on the SEC’s internet site at www.sec.gov.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to the Company.

Sincerely,

Adherex Technologies Inc.
PO Box 13628
68 TW Alexander Drive
Research Triangle Park, North Carolina

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